Exhibit 10.6

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

RESTRUCTURING, IMPLEMENTATION AND MANAGEMENT SERVICES AGREEMENT

Mammoth Crest Capital, LLC.

Polar Power, Inc.

This Restructuring, Implementation and Management Services Agreement (the “Agreement”) is entered into as of May 19, 2026 (the “Effective Date”), by and between POLAR POWER, INC. (the “Company”) and MAMMOTH CREST CAPITAL, LLC. (“MCC”). Company and MCC are collectively referred to herein as the “Parties” and at times each is individually referred to as a “Party.” This Agreement replaces and supersedes any and all prior agreements between the Parties.

WHEREAS, the Company is a Nasdaq-listed manufacturer (Nasdaq: POLA) that requires comprehensive operational, organizational, governance and capital-structure restructuring; and

WHEREAS, MCC is engaged in the business of leading and implementing turnaround, restructuring, operational management, corporate finance, public-markets and capital-formation initiatives for distressed and growth-stage companies, and is willing to lead the implementation of such initiatives at the Company on the terms set forth herein; and

WHEREAS, the Parties intend that this engagement will not consist of advice or memoranda alone, but will obligate MCC to lead, drive and implement the matters described in Exhibit A, including by putting in place policies and procedures, holding Company personnel accountable for execution, and remaining engaged through completion of agreed milestones;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Services

1.1 Restructuring and Implementation Services. MCC shall, working alongside the Company’s Chief Executive Officer and senior management, lead, manage, drive and implement the operational, organizational, governance, financial and capital-structure initiatives described in Exhibit A (the “Scope of Work”) and such other related responsibilities as the Company may reasonably request in relation to the Scope of Work and this Agreement (collectively, the “Services”). The Services are intended to be hands-on. MCC’s deliverables will include not only analysis and recommendations, but also (a) putting in place written policies and procedures designed to achieve the objectives in Exhibit A, (b) establishing and tracking the operational and financial metrics by which performance will be measured, (c) holding Company personnel accountable for execution against those metrics, and (d) remaining engaged through completion of the agreed milestones. Where Exhibit A identifies tasks that, by their nature, must be performed by Company employees, contractors or other professional advisors (for example, engineering deliverables, CAD work, hands-on production tasks and SAP configuration), MCC’s obligation is to lead, manage and oversee such work, to identify and engage the personnel responsible for it, and to drive it to completion – not to perform the underlying technical work itself.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

1.2 Board of Directors. The Parties acknowledge that the Company’s board of directors (the “Board”) requires reconstitution in order to be productive and effective. Accordingly, no later than thirty (30) days following the Effective Date, the Company shall take all corporate action necessary (including amending the Bylaws if and to the extent required and obtaining the resignations of incumbent directors) to (i) cause the Board to consist of 7 directors and (ii) appoint Barrett Evans and Michael Hill (each a “MCC Designee” and, collectively, the “MCC Designees”) Arthur D. Sams will remain chairman of the Board and Michael Fields to remain on the board. To fill vacancies on the Board, MCC shall, in consultation with the Chief Executive Officer, identify, vet and propose candidates to fill the remaining seats with directors who meet the independence requirements of Nasdaq Listing Rule 5605 and applicable SEC rules and who are qualified to serve on the audit, compensation and nominating/governance committees, with the objective of forming an independent, productive and effective Board. For so long as this Agreement remains in effect, the Company shall nominate, recommend and use commercially reasonable efforts to cause the election of each MCC Designee at each annual meeting of stockholders. Each MCC Designee shall enter into the Company’s standard form of Director Indemnification Agreement and shall be covered under the Company’s directors’ and officers’ (“D&O”) liability insurance policy at customary levels for similarly-situated public-company directors. Committee assignments for the MCC Designees shall be subject to the independence requirements of Nasdaq Listing Rule 5605, it being acknowledged that neither MCC Designee is expected to qualify as “independent” under such rule. MCC shall have the right to designate a replacement to fill any vacancy created by the death, disability, resignation or removal of an MCC Designee during the Term. Compensation, if any, for service on the Board shall be paid under the Company’s director compensation program (or, at MCC’s election, waived) and is separate from the Compensation payable under this Agreement; the Company shall disclose such treatment in its periodic SEC filings as required.

1.3 Time and Availability. MCC shall have discretion in selecting the dates and times it performs the Services throughout the Term, giving due regard to MCC’s schedule and the list of priorities established by the Board pursuant to Section 1.5. MCC shall use commercially reasonable efforts to perform the Services at times and places as are mutually convenient. MCC shall not be required to relocate and will travel at the Company’s expense, in accordance with Section 3.5, as needed to perform the Services.

1.4 Confidentiality. In order for MCC to perform the Services, it may be necessary for the Company to provide MCC with Confidential Information (as defined below) regarding the Company’s business and products. The Company will rely heavily upon MCC’s integrity and prudent judgment to use this information only in the best interests of the Company.

1.5 Standard of Conduct; Board Priorities. In rendering the Services, MCC shall conform to high professional standards of work and business ethics. MCC shall not use time, materials or equipment of the Company without the consent of the Company. The Board, working with the Chief Executive Officer and MCC, shall maintain a written, prioritized list of restructuring and implementation initiatives, which shall be reviewed and updated not less frequently than monthly and which shall guide MCC’s allocation of effort under this Agreement.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

1.6 Reporting and Accountability. MCC shall provide the Chief Executive Officer and the Board with regular updates regarding the status of each workstream described in Exhibit A, the metrics established under Section 1.5, the responsible Company personnel for each task, and any obstacles to execution. MCC shall raise material variances from plan promptly and propose specific remedial actions. Upon the termination of this Agreement, MCC shall, upon the request of the Company, prepare a final report of MCC’s activities, including the status of each open initiative and recommendations for completion.

2. Relationship of Parties

2.1 Independent Contractor. In performance of their respective duties under this Agreement, each of MCC and the Company are independent contractors. MCC is not an employee of the Company and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture or to otherwise create any liability for MCC or the Company with respect to any indebtedness, liabilities or obligations of the other or of any other person or entity. The manner in which MCC’s Services are rendered shall be within MCC’s sole control and discretion. MCC is not authorized to speak for, represent or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

2.2 Taxes. MCC shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement and shall be responsible for all payroll taxes and fringe benefits of MCC’s employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of MCC or its employees. MCC understands that it is responsible to pay, according to law, MCC’s taxes.

2.3 Benefits. MCC and MCC’s employees will not be eligible for, and shall not participate in, any employee pension, health, welfare or other fringe benefit plan of the Company. No workers’ compensation insurance shall be obtained by the Company covering MCC or MCC’s employees.

3. COMPENSATION FOR SERVICES

3.1 Cash Compensation. In consideration of MCC’s performance of the Services, the Company shall pay to MCC a fee of Five Hundred Thousand Dollars ($500,000) (the “Cash Fee”). The Cash Fee shall be paid in two installments as follows: (a) One Hundred Thousand Dollars ($100,000) (the “Upfront Retainer”) shall be paid by the Company to MCC on the Effective Date as a non-refundable retainer for MCC’s commencement of the Services; and (b) the remaining Four Hundred Thousand Dollars ($400,000) (the “Balance”) shall be earned by, and paid to, MCC upon MCC’s delivery of the Deliverables and Milestones. The Cash Fee is compensation for MCC’s performance of the Services; it is not a success fee, transaction fee or other contingent fee, and the obligation to pay the Cash Fee is not conditioned on the consummation of any debt or equity financing of the Company. The Balance shall be earned by MCC upon MCC’s delivery to the Company of the items defined and enumerated in the section of Exhibit A captioned “Deliverables and Milestones” (the “Deliverables and Milestones”), the principal of which is the written restructuring and implementation plan described therein (the “Implementation Plan”). For the avoidance of doubt, MCC’s earning of the Balance is not conditioned on completion of all initiatives, workstreams, hires or implementation tasks described elsewhere in Exhibit A; the Deliverables and Milestones constitute the exclusive set of items required to be delivered for the Balance to be earned, and MCC’s broader obligation to lead, manage and oversee execution of the Workstreams under Exhibit A continues throughout the Term.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

Deferred Payment Until Capital Raise. The Parties acknowledge that the Company does not currently have the financial capacity to pay the Balance. Accordingly, as an accommodation to the Company’s cash-flow constraints, MCC agrees to defer collection of the Balance until the Company has consummated, after the Effective Date, debt or equity financing(s) yielding aggregate gross proceeds to the Company of at least Five Million Dollars ($5,000,000) (whether with EMC2 Capital, an affiliate of MCC, or by other investors) (an “Initial Financing”). Upon the closing of an Initial Financing, the Company shall apply a portion of the proceeds thereof, sufficient to satisfy any then-unpaid portion of the Balance, to the payment of the Balance promptly upon (and in any event within two (2) business days following) closing of such Initial Financing. MCC may, in its sole discretion, agree to defer payment of all or any portion of the Balance beyond such date; provided that, in the event the Company subsequently consummates any further debt or equity financing (including any financing by EMC2 Capital or any of its affiliates, and others), the Company shall apply a portion of such further proceeds, sufficient to satisfy any then-unpaid portion of the Balance, to the payment of the Balance promptly upon (and in any event within two (2) business days following) closing of such financing. For the avoidance of doubt, MCC’s agreement to defer collection of the Balance until an Initial Financing does not, and shall not be construed to, make payment of the Balance contingent on the occurrence of an Initial Financing or any other capital raise; the Balance shall in all events become due and payable upon consummation of any Change of Control or upon any termination of this Agreement after MCC has delivered the Deliverables and Milestones. In addition, if an Initial Financing has not been consummated within twelve (12) months after the date on which MCC has delivered the Deliverables and Milestones, any then-unpaid portion of the Balance shall become immediately due and payable in full, without further deferral.

In addition to the Cash Fee, commencing on the first day of the calendar month immediately after MCC’s delivery of the Deliverables and Milestones, the Company shall pay to MCC a monthly cash retainer of Twenty-Five Thousand Dollars ($25,000) (the “Monthly Retainer”), payable in arrears on or before the tenth (10th) day of each succeeding calendar month, for so long as this Agreement remains in effect. The Monthly Retainer shall be in addition to, and not in lieu of, reimbursement of expenses pursuant to Section 3.5.

3.2 Equity Compensation. As additional compensation, on the Effective Date the Company shall issue to MCC (or its designee) a number of shares of the Company’s common stock (the “Shares”) such that, after giving effect to the issuance of the Shares, the Shares represent four and five-tenths percent (4.5%) of the issued and outstanding shares of common stock of the Company on the Effective Date. The Shares shall be fully vested as of the date of issuance and shall not be subject to any forfeiture, repurchase or vesting restrictions. The Shares will be issued as “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and will bear a customary restrictive legend. The Company shall include the Shares for resale registration in the next registration statement filed by the Company under the Securities Act (other than a registration statement on Form S-4 or S-8 or in respect of a primary offering by the Company that excludes selling stockholders), and shall use commercially reasonable efforts to cause such registration statement to be declared effective and to keep it continuously effective until the Shares may be sold without restriction under Rule 144.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

3.3 Securities Representations of MCC. In connection with the issuance of the Shares, MCC represents and warrants to the Company that: (i) MCC is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; (ii) MCC is acquiring the Shares for its own account, for investment purposes, and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act; (iii) MCC acknowledges that the Shares will be “restricted securities” within the meaning of Rule 144 and will bear a customary restrictive legend, and MCC is aware of the holding-period and other limitations imposed by Rule 144; and (iv) MCC understands that the issuance of the Shares is intended to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and/or Rule 506 of Regulation D.

3.4 Public Disclosure Acknowledgment. MCC acknowledges that, as a Nasdaq-listed issuer, the Company will be required to publicly disclose this Agreement (and certain of the matters contemplated hereby, including the Cash Fee, the Shares and the appointment of the MCC Designees to the Board) on a Current Report on Form 8-K filed within four (4) business days following execution, and to file this Agreement as an exhibit to a subsequent periodic report under the Securities Exchange Act of 1934, as amended. The Company shall provide MCC with a reasonable opportunity to review and comment on any such disclosure that names MCC or any MCC Designee.

3.5 Reimbursement. The Company agrees to reimburse MCC for all actual reasonable and necessary expenditures that are directly related to the Services. These expenditures include, but are not limited to, expenses related to travel (i.e., airfare, hotel, temporary housing, meals, parking, taxis, mileage, etc.), telephone calls and postal expenditures. Notwithstanding the foregoing, the Parties agree that any single expense (or series of related expenses) reasonably anticipated to exceed Five Hundred Dollars ($500), and any travel or per-diem expenses for on-site personnel, must be agreed to in writing by the Company prior to being incurred. To the extent MCC is required to utilize air travel for any business-related activities, MCC will be afforded business-class accommodations for any air travel that is scheduled to be of three or more hours in duration. MCC shall provide to the Company sufficient written detail and evidence of all out-of-pocket expenses. Pursuant to an invoice, expenses incurred by MCC will be reimbursed by the Company within ten (10) business days of receipt of MCC’s written request for reimbursement.

4. Term and Termination

4.1 Term. The Term of this Agreement shall begin on the Effective Date and shall continue for a period of twelve (12) months from such date, unless terminated earlier as provided in Section 4.2 (the “Initial Term”). Upon expiration of the Initial Term, the Term of this Agreement shall be renewed and extended automatically for additional, consecutive periods of three (3) months each (each such period, a “Renewal Period”; the Initial Term and each Renewal Period, collectively, the “Term” or “Engagement Period”), unless MCC shall have given written notice to the Company or the Company shall have given written notice to MCC at least sixty (60) days prior to the last day of the then-current period of the Company’s or MCC’s intention to terminate this Agreement.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

4.2 Termination. In addition to its termination by the expiration of the Term as provided in Section 4.1, this Agreement may be terminated as follows:

(a) In the event that MCC and the Company mutually agree in writing to terminate this Agreement, this Agreement shall be terminated on the terms and date stipulated in such written agreement. In addition, the Board of Directors may terminate this Agreement upon three (3) months’ prior written notice to MCC at any time on or after the date that is three (3) months following the Effective Date. If the Board exercises its right of termination under this Section 4.2(a) at any time on or after the date MCC has delivered the Deliverables and Milestones, any then-unpaid portion of the Balance shall become immediately due and payable in full upon the effective date of termination, notwithstanding any deferral mechanic in Section 3.1.

(b) The Company may terminate this Agreement for Cause (as defined herein), after providing MCC written notice of the reason. “Cause” means: (i) MCC has breached the provisions of Article 5 or 6 of this Agreement in any respect and the breach continues for thirty (30) days following receipt of a notice from the Company; (ii) MCC has committed fraud, misappropriation or embezzlement in connection with the Company’s business; (iii) MCC has been convicted of a felony; or (iv) MCC’s use of narcotics, liquor or illicit drugs has a detrimental effect on the performance of responsibilities.

(c) In the event either Party fails to discharge any of its material obligations hereunder, or commits a material breach of this Agreement, and such default or breach continues for a period of thirty (30) days after the other Party has noticed the former Party of such default or breach, this Agreement may then be terminated at the option of the non-breaching Party by notice thereof to the breaching Party.

(d) MCC may terminate this Agreement for Good Reason (as defined herein) at any time. “Good Reason” means, without MCC’s prior written consent, the occurrence of any of the following: (i) a material reduction in the scope of the Services; (ii) the removal of, or failure to nominate or recommend, an MCC Designee for service on the Board; (iii) the failure by the Company to issue the Shares as required by Section 3.2 or to pay any portion of the Cash Fee when due; (iv) any material breach by the Company of this Agreement that is not cured within thirty (30) days after written notice from MCC; or (v) a Change of Control (as defined in Section 8.16) following which the surviving or acquiring entity does not assume and honor this Agreement (including the Board service rights of the MCC Designees) on the terms set forth herein; or (vi) the Company’s failure to provide MCC with the personnel, resources, information, access or cooperation reasonably necessary to perform the Services or to deliver the Deliverables and Milestones, which failure continues for thirty (30) days after written notice from MCC.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

4.3 Obligations upon Termination or Expiration. Upon expiration or termination of this Agreement, MCC shall promptly return to the Company all files, documentation, media, computer programs and any other related material owned by the Company. Notwithstanding any expiration or termination of this Agreement: (i) the Shares issued under Section 3.2 shall in all events be retained by MCC and shall not be subject to forfeiture or repurchase; (ii) any portion of the Cash Fee paid to MCC on or prior to the effective date of expiration or termination shall be retained by MCC in full and shall not be subject to repayment, refund or clawback; if, on or before such effective date, MCC has delivered all Deliverables and Milestones to the Company, any then-unpaid portion of the Balance shall remain payable to MCC in accordance with Section 3.1 (subject to the deferral mechanic in Section 3.1, which deferral is bounded by the twelve-month outside date specified therein and shall not apply where termination is by the Company under Section 4.2(a) or by MCC under Section 4.2(c) or 4.2(d)); any accrued but unpaid Monthly Retainer through such effective date shall remain payable; (iii) the Company’s obligations to register the Shares under Section 3.2, to pay any unpaid Cash Fee or accrued and unpaid Monthly Retainer under Section 3.1, and to honor the indemnification, advancement and D&O coverage obligations set forth in this Agreement and any Director Indemnification Agreement, shall survive; and (iv) the provisions of Articles 5, 6, 7 and 8 (including Section 8.16) shall survive the termination of this Agreement and remain in full force and effect thereafter.

5. CONFIDENTIAL INFORMATION

5.1 Obligation of Confidentiality. In performing the Services, MCC may be exposed to and will be required to use certain Confidential Information (as hereinafter defined) of the Company. MCC agrees that it will maintain the confidentiality of such information and will not use or disclose such information to others without the written consent of the Company, except when such use or disclosure is required by binding order of a court or governmental agency, in which case MCC shall notify and cooperate with the Company in obtaining a protective order (or other assurance of confidential treatment) and in limiting the extent of confidential information disclosed.

5.2 Confidential Information. “Confidential Information” means information not generally known and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information that MCC acquires or becomes acquainted with during the Engagement Period that MCC has a reasonable basis to believe to be Confidential Information, or that is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

6. CONFLICT OF INTEREST AND NON-SOLICITATION

6.1 Conflict of Interest. The Company is aware that MCC is involved in other businesses and provides services to other businesses. MCC covenants and agrees not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with MCC’s obligations under this Agreement or the Scope of Work rendered for the Company. MCC warrants that, to the best of its knowledge, there is no other existing contract or duty on MCC’s part inconsistent with this Agreement. The Company acknowledges that MCC and its affiliates (including, without limitation, EMC2 Capital) may from time to time provide debt or equity financing to, or invest in securities of, the Company on negotiated terms; such activities are expressly permitted hereunder, are not a conflict of interest, and shall be addressed solely through customary related-party-transaction procedures (including recusal of interested directors, audit committee or special committee approval, and any required SEC and Nasdaq disclosure).

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

6.2 Non-Solicitation. MCC covenants and agrees that during the Engagement Period, MCC will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising or any other basis, other than on behalf of the Company, any employee of the Company.

7. Indemnification

7.1 Indemnification by the Company. The Company agrees to and does hereby indemnify, defend and hold harmless MCC and its directors, officers, members, managers, shareholders, employees, agents, affiliates and representatives (each, an “Indemnitee”) from and against any and all claims, demands, actions, suits, proceedings (whether civil, criminal, administrative or investigative, and whether direct or derivative), damages, losses, liabilities, judgments, fines, settlements, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or relating to (i) the breach of the Company’s representations, warranties, covenants or obligations hereunder; (ii) the Services or any Indemnitee’s service as a director or designee of the Company; or (iii) the willful misconduct or negligence of the Company or any person employed or engaged by the Company. Such indemnification shall be on terms no less favorable to the Indemnitees than the indemnification provided to the Company’s directors and officers under Section 145 of the Delaware General Corporation Law and the Company’s charter and bylaws.

7.2 Advancement of Expenses. The Company shall advance, on a current basis and prior to the final disposition of any matter, all reasonable expenses (including attorneys’ fees and expenses) incurred by an Indemnitee in connection with any claim, action, suit or proceeding for which indemnification may be sought under Section 7.1, within thirty (30) days after the Company’s receipt of an invoice or written request therefor, subject only to an undertaking by the Indemnitee to repay such amounts if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified hereunder. The Company’s obligations under this Section 7.2 are intended to be obligations of advancement, not reimbursement.

7.3 D&O Insurance and Director Indemnification Agreements. The Company shall maintain customary directors’ and officers’ liability insurance covering each MCC Designee at coverage levels and on terms no less favorable than those provided to other non-employee directors of the Company. The Company’s indemnification and advancement obligations hereunder (and under any Director Indemnification Agreement entered into with an MCC Designee) shall be primary, and any indemnification or insurance available to an Indemnitee from MCC or its affiliates shall be secondary, with no right of contribution or subrogation against the Company until the Company’s obligations are fully satisfied. Each MCC Designee shall be entitled to enter into the Company’s standard form of Director Indemnification Agreement (or such enhanced form as the Parties may agree) concurrently with such MCC Designee’s appointment to the Board.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

7.4 Indemnification by MCC. MCC agrees to and does hereby indemnify the Company’s directors, officers, shareholders, employees and representatives against all claims, damages, losses and expenses, including actual attorneys’ fees and expenses, arising out of (i) the breach of MCC’s representations and warranties contained herein or any of MCC’s obligations, covenants, agreements or warranties hereunder; or (ii) the willful misconduct or gross negligence of MCC or any of its officers, directors, members, managers or direct employees (it being understood that this clause (ii) shall not extend to any third-party contractor or advisor retained at the direction or with the consent of the Company).

7.5 Limitation of Liability; Exclusion of Consequential Damages. (a) Notwithstanding anything to the contrary in this Agreement, the aggregate liability of MCC and its directors, officers, members, managers, employees, agents, affiliates and representatives (collectively, the “MCC Parties”) to the Company arising out of or relating to this Agreement or the Services, whether in contract, tort (including negligence), strict liability, breach of statutory duty or otherwise, shall not exceed the aggregate amount of the Cash Fee and Monthly Retainer actually received by MCC under this Agreement as of the date the claim is asserted (the “Liability Cap”). (b) The Liability Cap shall not apply to (i) the MCC Parties’ obligations under Article 5 (Confidential Information); (ii) the MCC Parties’ indemnification obligations under Section 7.4; or (iii) Losses arising from the fraud, gross negligence or willful misconduct of any MCC Party. (c) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY INDEMNITEE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 7 IN RESPECT OF SUCH DAMAGES PAID OR PAYABLE TO A THIRD PARTY.

7.6 Reliance on Company Information. In performing the Services, MCC may rely, without independent verification, on the accuracy and completeness of all information, documents and data furnished to MCC by the Company, its officers, directors, employees, agents and representatives. MCC shall have no obligation to audit, investigate or independently verify any such information, and MCC shall have no liability for any errors or omissions in MCC’s deliverables, advice or analysis to the extent resulting from inaccurate, incomplete or untimely information furnished by or on behalf of the Company. The Company shall promptly inform MCC of any information MCC needs to perform the Services that has not previously been provided.

7.7 Sole Beneficiary; No Third-Party Reliance. The Services and any deliverables, reports, analyses or advice provided by MCC under this Agreement are provided solely for the benefit and use of the Company, the Board and the MCC Designees, and may not be relied upon by, and create no duty (fiduciary or otherwise) to, any other person, including, without limitation, any stockholder, creditor, employee, customer or counterparty of the Company. The Company shall not disclose, distribute or publish any such deliverable to any third party without MCC’s prior written consent (which shall not be unreasonably withheld); provided, however, that the Company may disclose such deliverables (i) to its auditors, attorneys and other professional advisors who have agreed to keep them confidential, (ii) to its actual or prospective lenders or investors, subject to customary confidentiality undertakings, and (iii) as required by applicable law or regulatory authority (including the SEC and Nasdaq) or to enforce its rights under this Agreement.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

8. GENERAL PROVISIONS

8.1 Notice. Unless specifically otherwise provided, whenever this Agreement requires or permits any consent, approval, notice, request or demand from one Party to another, such communication must be in writing (which may be sent by e-mail, facsimile transmission, courier or hand delivery) to be effective. Notices delivered by hand or courier shall be deemed delivered upon actual receipt; notices sent by e-mail shall be deemed delivered upon transmission (provided no “undeliverable” or similar bounce-back notice is received). Until changed by Notice pursuant hereto, the contact information for each Party is as follows:

If to the Company:

POLAR POWER, INC.

Attn: Arthur Sams, President & CEO 249 East Gardena Blvd

Gardena, CA 90248

Email: asams@polarpowerinc.com

with a copy (which shall not constitute notice) to the Company’s General Counsel and Chief Financial Officer at their then-current Company e-mail addresses.

If to MCC:

MAMMOTH CREST CAPITAL, LLC.

Attn: Barrett Evans or Michael Hill

701 Anacapa Street, Suite C

Santa Barbara, California 93101

Email: barrett@mammothcrestcapital.com

michael@mammothcrestcapital.com

8.2 Entirety and Amendments. This Agreement represents the final agreement between the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements by the Parties. There are no unwritten oral agreements between the Parties. This Agreement may be amended only by an instrument in writing executed jointly by an authorized officer of each of MCC and the Company and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof. The terms and provisions of this Agreement shall control any conflict between the terms and provisions of this Agreement and the terms and provisions of any other agreement.

8.3 Waivers. No course of dealing nor any failure or delay by either Party, or its respective officers, directors, employees, representatives or attorneys with respect to exercising any right or remedy available to it hereunder shall operate as any waiver thereof under this Agreement. A waiver must be in writing and signed by the waiving Party to be effective, and such waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

8.4 Assignment; Successors and Assigns. The Parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company, this Agreement shall inure to the benefit of and be binding upon the successor to the Company’s business and assets in accordance with Section 8.16.

8.5 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns; provided that each MCC Designee and each other Indemnitee shall be an express third-party beneficiary of Sections 1.2, 7.1, 7.2 and 7.3.

8.6 Survival. All covenants, agreements, representations and warranties made in this Agreement shall survive the Term of this Agreement and, to the extent expressly stated in certain paragraphs of this Agreement, the expiration of the Initial Term or the early termination of this Agreement.

8.7 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by such provision or by its severance. Furthermore, in lieu of such provision there shall be added automatically a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.8 Neutral Interpretation. This Agreement shall be interpreted in accordance with the fair meaning of its language and to implement the intent of the Parties. The provisions contained herein shall not be construed in favor of or against any Party because that Party or its counsel drafted this Agreement but shall be construed as if all Parties prepared this Agreement, and any rules of construction to the contrary, without limitation. The terms of this Agreement were negotiated at arm’s length by the Parties hereto.

8.9 No Conflicts; Consents. The execution, delivery and performance by the Parties of this Agreement do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of the Parties; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parties and no consent, approval, waiver or authorization is required to be obtained by the Parties from any person or entity, except for any disclosures, filings, listings or stockholder approvals required under the Securities Act, the Securities Exchange Act of 1934 (as amended), or the Nasdaq Listing Rules in connection with this Agreement and the transactions contemplated hereby.

8.10 Legal Representation. Each Party has been represented by legal counsel of its choice or has had the opportunity to be represented by legal counsel of its choice. Each Party has carefully read and reviewed this Agreement, has had or has had the opportunity to have the provisions, and consequences thereof, fully explained by such Party’s legal counsel, and is freely and voluntarily signing this Agreement.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

8.11 Governing Law. The laws of California shall govern this Agreement, without reference to its principles of conflict of laws.

8.12 Arbitration. In the event of any dispute regarding the meaning, instruction or intent of this Agreement, or of any matter of performance, fact, law, background, circumstance or other matter of any kind whatsoever relating to this Agreement, the Parties stipulate and agree that such dispute shall be submitted to binding and final arbitration in Santa Barbara, California, or such other location as the Parties may mutually agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of this Agreement. One arbitrator agreed upon by the Parties shall be appointed from a panel of arbitrators submitted to the Parties by the AAA, or if the Parties cannot agree upon one arbitrator from such panel, an arbitrator from the panel shall be appointed in accordance with the AAA’s rules. Such appointment shall be made within thirty (30) days after the election to arbitrate. Arbitration may proceed in the absence of any Party if written notice of the proceedings has been given to such Party. Discovery shall be available to the Parties subject to the approval and control of the arbitrator. The decision by the arbitrator shall be binding on all Parties and may be entered in any court of competent jurisdiction for enforcement. Such a decision shall include the payment of all fees and costs of the prevailing Party by the losing Party. The determination of the “prevailing Party” shall be made by the arbitrator. The Parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Parties. In the event that any Party refuses to pay its share of arbitration fees, that Party agrees to the entry of a default judgment against it to be filed in the courts of Santa Barbara, California. The arbitrator(s) shall be required to follow applicable law. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

8.13 Attorneys’ Fees. In the event of a dispute or litigation as to any terms or conditions of this Agreement, or if a Party brings an action or proceeding to enforce or declare any rights herein created, or to bring about or declare the termination, cancellation or rescission of this Agreement, the prevailing Party in such action or proceeding shall be entitled to receive from the other Party fees and costs, including attorneys’ fees, as a court of competent jurisdiction may deem just and proper.

8.14 Headings. The headings, captions and arrangements used in this Agreement are for convenience only and do not limit, amplify or modify the terms of this Agreement.

8.15 Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Signatures delivered by electronic transmission (including PDF or electronic signature) shall be deemed originals for all purposes.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

8.16 Change of Control. For purposes of this Agreement, “Change of Control” means: (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; (ii) any merger, consolidation, share exchange, reorganization or other business combination in which the Company’s stockholders immediately prior to the transaction own less than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately after the transaction; (iii) any acquisition (in a single transaction or series of related transactions) by any “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company; or (iv) the liquidation or dissolution of the Company. Upon a Change of Control: (a) any unpaid portion of the Cash Fee, and any other unpaid amounts due or that become due to MCC under this Agreement, shall become immediately due and payable in full at the closing of the Change of Control; (b) the surviving or acquiring entity (and its parent, if applicable) shall, as a condition to the closing, assume in writing and honor all of the Company’s obligations under this Agreement (including, without limitation, the Board service rights of the MCC Designees, the registration obligations under Section 3.2, and the indemnification, advancement and D&O coverage obligations under Article 7); and (c) if the surviving or acquiring entity does not assume and honor this Agreement on the foregoing terms, MCC shall be entitled to terminate this Agreement for Good Reason and shall retain all Shares and any unpaid Cash Fee, and the Company shall pay to MCC, in addition to the foregoing amounts, an amount equal to the Cash Fee as liquidated damages.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first written above.

MCC

MAMMOTH CREST CAPITAL, LLC.

By:
Barrett Evans, Managing Director

Company

POLAR POWER, INC.

By:
Arthur Sams, President & CEO

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

EXHIBIT A

SCOPE OF WORK – RESTRUCTURING AND IMPLEMENTATION PLAN

To design, drive and implement a comprehensive restructuring of Polar Power, Inc. (the “Company”) addressing governance and capital structure, key hires and organizational build-out, sales and commercial operations, SAP / ERP and operations, production, and engineering. MCC’s commitment under this Exhibit A is not limited to assessment or recommendation; MCC will lead, manage and oversee execution, will put in place written policies and procedures designed to make the changes durable, and will hold the Company’s personnel accountable for follow-through against the metrics established under Section 1.5 of the Agreement.

Allocation of Responsibility

MCC’s role under this Exhibit A is to lead, manage and oversee each workstream described below. Where a task by its nature must be performed by Company employees, contractors or other professional advisors (including, without limitation, engineering, CAD, hands-on production work, SAP configuration, regulatory filings and similar technical or licensed work), the Company shall provide the personnel, contractors and resources required to perform such task. MCC will (i) define the deliverable, the responsible person, and the deadline; (ii) put in place the policies, procedures and reporting cadence necessary for execution; (iii) drive the work to completion; and (iv) report variances and propose remedial action. MCC will not, however, perform the underlying technical or licensed work itself, and MCC’s liability under this Agreement is limited accordingly.

On-Site Presence. The Parties acknowledge the Company’s desire for full-time, on-site personnel focused 100% on the Company. The Parties further acknowledge that this on-site presence is intended to be provided by the new full-time hires identified in Workstream 2 below. MCC will work with the Chief Executive Officer to establish an on-site cadence for MCC personnel that is appropriate to the Company’s needs and consistent with the budget and expense controls in Section 3.5 of the Agreement.

Workstream 1: Governance, Capital Structure and Public-Markets Strategy

MCC will lead, manage and oversee:

●	Reconstitution of the Board of Directors, including identification, vetting and proposing of independent directors meeting Nasdaq Listing Rule 5605 and applicable SEC requirements;

●	A long-range business plan addressing operations, growth, acquisitions, diversification and divestitures;

●	Development of financial models, forecasts and reports against which actual performance can be measured, with monthly variance analysis;

●	A capital-structure plan, including potential restructuring of existing indebtedness, an Initial Financing (which may include debt or equity financing by EMC2 Capital or affiliates, and others), and recommended sequencing and metrics for execution;

●	An investor-relations and public-markets strategy designed to support the Company’s Nasdaq listing (POLA), including disclosure cadence, periodic-report support and engagement with the analyst and investor community.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

Workstream 2: Key Hires and Organizational Build-Out

MCC will lead, manage and oversee the search, evaluation and onboarding of the following positions identified by the Chief Executive Officer (positions marked [Priority 1] are to be filled first):

●	HR lead [Priority 1];

●	SAP / Operations Vice President [Priority 1];

●	Project Engineer;

●	Quality Control Engineer;

●	Global Service Manager (technical, with power-systems expertise);

●	Global Sales Manager;

●	Senior CAD Designer / Mechanical Engineer;

●	Sales Support Staff;

●	Senior Buyer.

For each role, MCC will work with the Chief Executive Officer to confirm the job description and compensation band, source candidates, run interviews, and put in place onboarding plans, written role definitions and 30/60/90-day performance objectives.

Workstream 3: Sales and Commercial Operations

MCC will lead, manage and oversee:

●	Build-out of the sales organization. Existing coverage (Adam S. – US telecoms; Raj – Asia and South Pacific; Neil – Africa) will be supplemented with sales-support staff responsible for mailings, data sheets and brochures, market research, vendor registrations, sales-lead responses, website content (including content strategy designed to drive traffic), and an e-commerce store;

●	Expansion of sales to AT&T, Verizon and other telcos, including (a) paying down contractors so they can resume installation support and site commissioning, (b) creating mass training programs for installation, service and repair (modeled after Generac, Onan and Kohler), (c) creating a service / sales network for telecom, and (d) attendance at and product demonstrations at the most appropriate of the approximately forty (40) industry conferences and exhibitions held annually;

●	A telco-news publications and product-marketing program promoting clean-fuel generators, fuel-efficient generators and the Polar Solar Hybrid systems.

Implementation deliverables for this Workstream include written sales playbooks, a published conference / exhibition calendar with assigned owners, a content and publication calendar, and a CRM-driven pipeline review held not less frequently than weekly.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

Workstream 4: SAP / ERP and Operations

MCC will lead, manage and oversee, working with and through the SAP / Operations Vice President once such hire is in place (and with the Chief Executive Officer), and subject to the limitations set forth at the end of this Workstream:

●	Project management of the Company’s SAP ERP rollout against milestones approved from time to time by the Board (including any revisions to scope, sequencing or schedule approved by the Board);

●	Training of SAP operators across the affected functions;

●	Creation, publication and rollout to affected personnel of standard operating procedures (“SOPs”) and operational flow charts for the affected processes.

Implementation deliverables include a Board-approved ERP rollout plan with milestones, a published training curriculum and completion records, and a binder of approved SOPs governing the affected processes.

Limitations on MCC’s Obligations under this Workstream 4. For the avoidance of doubt and notwithstanding anything to the contrary in this Exhibit A: (i) MCC’s obligations under this Workstream 4 are obligations to lead, manage and oversee, not to perform; (ii) successful execution of the SAP ERP rollout depends on factors outside MCC’s control, including the availability and performance of the SAP / Operations Vice President and any third-party SAP consultants engaged by the Company, the readiness of master data being addressed in Workstream 5, the funding made available by the Company to this Workstream, and the cooperation of Company personnel; and (iii) MCC shall not be liable for any failure or delay in the SAP ERP rollout, the training program or the SOP rollout to the extent caused by any of the foregoing factors. The Parties acknowledge that the timing and pacing of this Workstream 4 are dependent on the hiring of the SAP / Operations Vice President under Workstream 2.

Workstream 5: Production, Engineering Documentation and Change Control

MCC will lead, manage and oversee a team-based effort – with engineering, manufacturing engineering, CAD and production personnel – to improve production, quality control and field support. The drawings, assembly instructions and BOMs are the foundation that must be improved to move forward, and these systematic procedures and data are required for SAP implementation. Top-level issues and tasks include:

1.	Part numbering. Some part numbers have duplicates, are obsoleted, or have incorrect descriptions; review and remediate the parts-numbering scheme, including parts that progress through various process stages.

2.	Bills of material (BOMs). Identify and correct missing or duplicate part numbers in BOMs.

3.	Accurate assembly drawings, used for: (a) the first stage in building the BOM; (b) capture of material specifications, machining and process requirements; (c) assembly instructions including fastener torques, adhesives and other specifications; (d) parts manuals for field technicians and mechanics; and (e) the means for orderly product improvements.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

4.	R&D and custom prototypes. R&D projects and custom prototypes will not receive full production documentation (it is too expensive and slow). With a significant catalog of well-defined subassemblies, prototypes can be produced faster. R&D and prototypes will use manufacturer part numbers.

5.	Written procedures, including: (a) collecting parts and materials captured in the drawing and moving them into a BOM in SAP; (b) approval stages on drawings before release into the Vault, production and BOM; (c) ECN, ECR and scheduling; and (d) a process to receive corrections to BOMs and assembly instructions from various departments.

6.	Failed ECNs. Address ECNs that fail to be adopted into production or that are skipped in assembly after a period of time.

7.	Task and schedule management with Zoho (or other system). Address project delays caused by misplaced priorities.

8.	Logical subassemblies, designed for: (a) planning and issuing work orders in the most efficient manner; (b) creating work cells; (c) creation of spare- and repair-parts kits; and (d) managing and costing labor to build parts and subassemblies.

9.	Wire-harness part-numbering system, including: (a) standard drawing formats (3D, SolidWorks, BricsCad; global versus subcomponents); (b) wire-length-based part numbers; (c) standardized wire colors; (d) cable part-number marking on subassemblies; and (e) a procedure for building up the wire harness based on point-to-point function, with global function aggregation and inclusion of harness assembly numbers in the generator-complete BOM.

10.	Software feature numbering, calibration and software revisions, including tracking which features are to be added.

Workstream 5(a): Manufacturing Engineering (Liem)

●	Wire harness and peg board for the Toyota CHP and GEN models;

●	A formal wire-harness parts structure for BOM;

●	Upgrade of the 250 and 290 controller testing-and-calibration machine (the 250 controllers are not currently being properly calibrated);

●	Coordination of Liem, Victor and Robert for assembly cells;

●	Wire harness for GD, including connector back shells and shielding.

Workstream 5(b): CAD Engineering

●	Establishment of fastener specifications on all drawings, with torque specifications;

●	Update of the horizontal generator enclosure to (a) facilitate assembly and (b) simplify field repair by making service parts more accessible;

●	Design of the enclosure for the 720 fan-speed controller;

●	Solomon project, including (1) fixtures for welding robots and (2) addressing ECNs not currently being adopted (lack of instruction).

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

Workstream 5(c): Logical Subassemblies (Team Project)

Establish logical subassemblies meeting the needs of: (1) manufacturing ease; (2) storage and transportation within the facility; (3) spare and repair parts; and (4) sub-assemblies that are universal across different generator models.

Limitations on MCC’s Obligations under this Workstream 5. For the avoidance of doubt and notwithstanding anything to the contrary in this Exhibit A: (i) MCC’s obligations under this Workstream 5 are obligations to lead, manage and oversee, not to perform; (ii) successful execution of the production, engineering documentation and change-control initiatives described above depends on factors outside MCC’s control, including the availability and performance of the Company’s engineering, manufacturing-engineering, CAD, production and quality personnel and any third-party engineering or technical consultants engaged by the Company, the Company’s funding and prioritization of those initiatives, the cooperation of Company personnel, and the readiness of supporting systems (including SAP under Workstream 4); and (iii) MCC shall not be liable for any failure or delay in the production, engineering-documentation, change-control or related deliverables, or for any product, safety, warranty, quality or field-performance issue arising out of or relating to the underlying technical work, to the extent caused by any of the foregoing factors. The Parties acknowledge that the timing and pacing of this Workstream 5 are dependent on the hiring of the Senior CAD Designer / Mechanical Engineer, the Project Engineer, the Quality Control Engineer and other key personnel under Workstream 2.

Deliverables and Milestones (Balance Trigger)

For purposes of Section 3.1 of the Agreement, “Deliverables and Milestones” means the single, integrated set of items enumerated in this section. The Balance shall be deemed earned upon delivery of all of the items below; for the avoidance of doubt, the Balance is not conditioned on completion of all initiatives across the Workstreams set forth elsewhere in this Exhibit A, which constitute MCC’s broader scope of work over the Term. The Parties shall use commercially reasonable efforts to complete the Deliverables and Milestones within ninety (90) days after the Effective Date.

1.	Implementation Plan. A written restructuring and implementation plan (the “Implementation Plan”) addressing all five Workstreams set forth above. For each Workstream, the Implementation Plan shall identify (a) the specific initiatives to be executed, (b) the responsible Company personnel and accountable owner, (c) the schedule and key intermediate milestones, and (d) the metrics under which progress will be measured. The Implementation Plan shall be presented to the Board and shall be deemed delivered upon the earlier of (a) the Board’s acknowledgment of receipt or (b) the date that is ten (10) business days after submission.

2.	Governance Stand-Up. (a) The MCC Designees have been appointed to the Board pursuant to Section 1.2 of the Agreement; (b) MCC has identified, vetted and proposed to the Chief Executive Officer and the Board candidates for the remaining Board seats sufficient to constitute a Board meeting the independence requirements of Nasdaq Listing Rule 5605; and (c) the prioritized initiative list contemplated by Section 1.5 of the Agreement has been proposed to the Board and, within five (5) business days after submission, either approved by the Board or, absent the Board’s written, reasoned objection within such period, deemed approved.

Restructuring, Implementation and Management Services Agreement – MCC / Polar Power

3.	Key-Hire Search Launch. The job descriptions, compensation bands and search processes for the Priority 1 hires (HR lead and SAP / Operations Vice President) have been finalized and active candidate searches commenced, and an outline plan covering the remaining hires identified in Workstream 2 has been delivered to the Chief Executive Officer and the Board.

4.	Capital-Structure Plan. A written capital-structure plan addressing (a) potential restructuring of the Company’s existing indebtedness, (b) the contemplated Initial Financing (which may include debt or equity financing by EMC2 Capital or affiliates and others), and (c) recommended sequencing and metrics for execution, has been presented to the Board.

5.	Reporting Cadence Established. The reporting cadence and format described in Section 1.6 of the Agreement has been established, and the first regular Board update against the Implementation Plan and the metrics under Section 1.5 has been delivered or made available to the Board (whether at a meeting, by written submission or otherwise).

Company Cooperation. To the extent any item in the Deliverables and Milestones depends on Company or Board action (including any acknowledgment, approval, appointment, scheduling or provision of information or personnel), the Company shall use commercially reasonable efforts to take such action promptly upon MCC’s request. If any such item remains unsatisfied for thirty (30) days following MCC’s written request for the necessary Company or Board action, the item shall be deemed satisfied for purposes of MCC’s earning of the Balance, without prejudice to MCC’s other rights and remedies under this Agreement.

Performance Metrics

A meaningful restructuring requires patience, diligence and time. A set of weekly, monthly and quarterly performance metrics will be collectively established during the first thirty (30) days of the engagement to measure progress against the Implementation Plan and to provide credibility for the Company’s ownership group through timely and accurate analysis of budgets, financial reports and trends. MCC will report against those metrics at each Board meeting and on the cadence required by Section 1.6.

Ongoing Services

In addition to the workstreams above, during the Term MCC will: identify, vet and conduct overall due diligence on third parties, transactions and counterparties; advise on and participate in the search, evaluation and selection of independent directors; assist in the development of financial models, forecasts and reports, and review actual performance against models so the Company has a reasonable basis for its forecasts and guidance; advise on and assist in negotiating contracts the Company may enter into on an as-needed basis; lead and manage implementation of the Implementation Plan; and perform such other reasonable services, from time to time, as may be requested by the Chief Executive Officer and other senior executives of the Company.

Note on Information

All work done under this Agreement will be based on records and information provided by officers and employees of the Company who are familiar with the history and business issues underlying that information. MCC will use best efforts to ensure the reasonableness of all information but ultimate responsibility for the accuracy thereof remains with the Company.

Acknowledged and Agreed to by:

POLAR POWER, INC.

By:	/s/ Arthur Sams
Arthur Sams, President & CEO

MAMMOTH CREST CAPITAL, LLC.

By:	/s/ Barrett Evans
Barrett Evans, Managing Director

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